Exhibit 10.1
NAVISITE, INC.
SUMMARY OF FY 2010 EXECUTIVE MANAGEMENT BONUS PROGRAM
     On September 17, 2009, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of the Board of Directors of NaviSite, Inc. (the “Company”), established the NaviSite, Inc. FY 2010 Executive Management Bonus Program, creating target cash bonuses for the Company’s 2010 fiscal year for the executive officers and other senior executives of the Company.
     The award of a cash bonus to any executive officer or senior executive pursuant to this program is subject to the achievement of certain targets for fiscal year 2010, including consolidated revenue and EBITDA for the Company and individual performance objectives. EBITDA, for purposes of this bonus program, is defined as earnings before interest, taxes, depreciation and amortization, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges.
     The bonus that would be awarded if the targets are met, for each of the principal executive officer, principal financial officer and named executive officers, is set forth below:

Name	Target Bonus
Arthur P. Becker	$262,500
James W. Pluntze	$106,920
Mark Clayman	$150,000